EX-FILING
FEES
Calculation of Filing Fee Tables
Form
S-4/A
(Form Type)
Perimeter Solutions, SA
(Exact Name of Registrant as Specified in
its
Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share (1)(2)	457(c) and 457(f) (1)	164,628,366 (3)	$13.17 (4)	$2,168,155,580.22	0.0001531	$331,944.62 (5)
Fees Previously Paid				135,584,183	$8.86	$1,201,275,861.38	0.0001476	$177,308.32
	Total Offering Amounts					$966,879,718.84 (6)	0.0001531	$148,029.29 (7)
	Total Fees Previously Paid							$177,308.32 (8)
	Total Fee Offsets
	Net Fee Due							$148,029.29 (9)

(1)
Following the effectiveness of this registration statement (File No. 333-281134), Perimeter Solutions, SA (“Perimeter Luxembourg”) intends, subject to the approval of the Perimeter Luxembourg shareholders, to convert (the “Redomiciliation Transaction”) Perimeter Luxembourg into a corporation incorporated under the laws of the State of Delaware, after which, Perimeter Luxembourg will continue as an entity under the name “Perimeter Solutions, Inc.” (“Perimeter Delaware”). All securities being registered will be issued by Perimeter Delaware following the Redomiciliation Transaction.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of Common Stock of Perimeter Delaware being registered represents the sum of (i) the number of issued and outstanding Ordinary Shares of Perimeter Luxembourg as of the date of the filing of this registration statement and (ii) the number of Ordinary Shares of Perimeter Luxembourg issuable upon the exercise of outstanding warrants to purchase Ordinary Shares of Perimeter Luxembourg, assuming all holders of the such warrants exercise such warrants prior to the expiration thereof, all of which shares will automatically convert by operation of law on a one-for-one
basis into shares of Common Stock of Perimeter Delaware in connection with the Redomiciliation Transaction.

(4)
Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $13.17, which is the average of the high $13.36 and low $12.98 prices of Ordinary Shares of Perimeter Luxembourg on The New York Stock Exchange on October 23, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).

(5)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001531.

(6)
Represents the Maximum Aggregate Offering Price of $2,168,155,580.22 minus the Maximum Aggregate Offering Price of $1,201,275,861.38 calculated in connection with the initial filing of this registration statement on
Form S-4
on July 31, 2024 (the “Initial Registration Statement”).

(7)	Represents the Maximum Aggregate Offering Price of $966,879,718.84 multiplied by the current fee rate (the “Additional Fee”).

(8)	The registrant previously paid registration fees of $177,308.32 in connection with the filing of the Initial Registration Statement on July 31, 2024.

(9)	Represents the Additional Fee.